Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Second Quarter 2021 Profit

Second Quarter 2021 Highlights

●	Pre-tax income of $81 million, net income of $62 million, or $1.22 per diluted share
●	Secured an agreement with Alaska Airlines for nine E175 aircraft; eight aircraft were previously announced, one additional aircraft announced today
●	Secured an agreement with American Airlines for eleven additional used CRJ700s to be placed into service by mid-2023, resulting in a total 101 CRJ700s under agreement with American
●	Placed six used CRJ700 aircraft into service under a previously announced agreement with American

ST. GEORGE, UTAH, July 29, 2021 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q2 2021, including net income of $62 million, or $1.22 per diluted share, compared to a net loss of $26 million, or $0.51 per share, for Q2 2020. The financial results improved from Q2 2020 due to the flying demand recovery from COVID-19.

The pre-tax results for Q2 2021 and Q2 2020 included $114 million and $152 million, respectively, in payroll support program grants received from the U.S. Treasury Department (“Treasury”) reflected as a reduction to operating expenses.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We are pleased to see continued demand improvement and look forward to returning to pre-COVID levels by the beginning of 2022. We are excited to resume new aircraft deliveries in the third quarter, with 29 new E175 aircraft by the first half of 2023. I want to thank our exceptional SkyWest team for their commitment to excellence through these dynamic and challenging circumstances.”

Financial Results

Revenue was $657 million in Q2 2021, up from $350 million in Q2 2020, or 88%, as SkyWest’s Q2 2021 block hours on completed flights were up 157% from Q2 2020. Revenue in Q2 2021 was down $87 million, or 12%, from Q2 2019 (pre-COVID) and completed block hours in Q2 2021 were down 13% from Q2 2019. SkyWest also provided temporary rate reductions to its major airline partners under its flying contracts during Q2 2021 and Q2 2020 in response to the COVID-19 demand disruption impact to its partners.

SkyWest deferred recognizing revenue on $6 million of fixed monthly payments received during Q2 2021 compared to $69 million of deferred fixed monthly payments received during Q2 2020. SkyWest will recognize the aggregate $138 million of deferred revenue from the fixed monthly payments on a per-completed, block hour basis over the remaining contract terms.

Operating expenses were $542 million in Q2 2021, up from $354 million in Q2 2020, or 53%. The increase in operating expenses was due to an increase in flights operated in Q2 2021 compared to the same period in 2020. SkyWest recognized $114 million in payroll support program grants received from Treasury in Q2 2021 under the payroll support program extension agreement (“PSP2”) and payroll support program 3 agreement (“PSP3”) as a reduction to operating expenses, compared to $152 million recognized in Q2 2020 received under the initial payroll support program agreement. Operating expenses were down $58 million, or 10%, from Q2 2019 (pre-COVID).

Capital and Liquidity

SkyWest had $956 million in cash and marketable securities at June 30, 2021, up from $826 million at December 31, 2020.

During Q2 2021 SkyWest repaid its $60 million secured loan with Treasury received under the CARES Act, and in connection with such repayment, terminated the secured loan agreements that provided up to $725 million of available borrowing with Treasury. As a result of the repayment, Treasury released $1.5 billion in collateral that consisted of aircraft engines and aircraft parts.

SkyWest has a $75 million line of credit facility with approximately $34 million of letters of credit issued under the facility and $41 million available under the line at June 30, 2021.

As previously announced, SkyWest entered into PSP3 with Treasury in April 2021 and received total proceeds of $250 million during Q2 2021. In consideration for the funding, approximately $45 million was in the form of a ten-year, low-interest unsecured term loan and SkyWest issued to Treasury warrants to purchase 78,317 shares of SkyWest common stock at a strike price of $57.47. In April 2021, SkyWest received additional proceeds of approximately $35 million under PSP2. In consideration of the additional funding, approximately $10.5 million was in the form of a ten-year, low-interest unsecured term loan and SkyWest issued to Treasury warrants to purchase an additional 25,958 shares of SkyWest common stock at a strike price of $40.41.

Total debt at June 30, 2021 was $3.0 billion, down from $3.2 billion at December 31, 2020. Capital expenditures during Q2 2021 were $16 million for the purchase of two used CRJ700 aircraft, spare engines and other fixed assets.

Status Update on Previously Announced Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming fleet deliveries under previously announced agreements. The anticipated future delivery dates summarized below are based on currently available information and are subject to change.

Flying contract with Alaska Airlines (“Alaska”) for nine E175 aircraft

●	Eight aircraft deliveries are anticipated in 2022 and one aircraft delivery is anticipated in the first half of 2023. The aircraft are scheduled to be placed into service in 2022 and 2023.
●	SkyWest anticipates financing the aircraft through debt.

Flying contract with American Airlines (“American”) for 20 E175 aircraft

●	18 aircraft deliveries are anticipated in the second half of 2021 and two deliveries are expected in 2022. The aircraft are scheduled to be placed into service in 2022.
●	SkyWest anticipates financing the aircraft through debt.

Flying contract with American for CRJ700 aircraft

●	SkyWest placed six used CRJ700s in service during Q2 2021.
●	SkyWest anticipates placing ten used CRJ700s into service during the second half of 2021, resulting in 90 CRJ700s in service with American by the end of 2021.
●	As announced today, SkyWest anticipates placing eleven additional used CRJ700s into service between late 2022 and mid-2023, resulting in 101 CRJ700s in service with American by mid-2023.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of over 450 aircraft connecting passengers to over 230 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines carrying more than 21 million passengers in 2020 and 43 million passengers in 2019.

SkyWest will host its conference call to discuss its second quarter 2021 results today, July 29, 2021, at 2:30 p.m. Mountain Time. The conference call number is 1-866-982-4145 for domestic callers, and 1-873-

415-0275 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://event.on24.com/wcc/r/3312359/88B00D4CAB82532E2EEC5DAF486F8926. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the second quarter 2021 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the impact of the COVID-19 outbreak on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries for SkyWest in upcoming years, and related removal from service and/or placement into service of certain aircraft, the return to pre-COVID production levels and expected timing thereof, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced deals, the expected terms, timing and benefits related to SkyWest’s leasing and joint venture transactions, as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, uncertainties regarding the impact of the PSP2 funding, PSP3 funding and loans on SkyWest’s business and operations, the continued uncertainty of the duration, scope and impact of COVID-19, a further spread or worsening of COVID-19, the consequences of the COVID-19 outbreak to economic conditions, the travel industry and our major partners in general and the financial condition and operating results of SkyWest in particular, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest and its major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the existing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat that affects travel demand or travel behavior; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to the duration and impact of the COVID-19 pandemic, and related decreases in customer demand and spending; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Additionally, the risks, uncertainties and other factors set forth above or otherwise referred to in the reports that the Company files with the Securities and Exchange Commission may be further amplified by the global impact of the COVID-19 pandemic.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
OPERATING REVENUES:
Flying agreements	$632,967	$336,370	$1,144,158	$1,045,864
Lease, airport services and other	24,023	13,669	47,387	34,111
Total operating revenues	656,990	350,039	1,191,545	1,079,975

OPERATING EXPENSES:
Salaries, wages and benefits	233,423	170,218	453,265	419,379
Aircraft maintenance, materials and repairs	190,879	121,289	394,706	281,505
Depreciation and amortization	109,895	131,638	219,492	243,346
Airport-related expenses	22,038	21,550	46,486	52,190
Aircraft fuel	25,867	6,821	45,061	32,234
Aircraft rentals	15,723	16,697	31,213	33,752
Payroll support grant	(114,144)	(151,938)	(307,317)	(151,938)
Other operating expenses	58,286	38,167	112,774	107,589
Total operating expenses	541,967	354,442	995,680	1,018,057
OPERATING INCOME (LOSS)	115,023	(4,403)	195,865	61,918

OTHER INCOME (EXPENSE):
Interest income	210	1,685	494	4,249
Interest expense	(33,940)	(30,926)	(65,294)	(61,130)
Other income, net	80	402	296	800
Total other expense, net	(33,650)	(28,839)	(64,504)	(56,081)

INCOME (LOSS) BEFORE INCOME TAXES	81,373	(33,242)	131,361	5,837
PROVISION (BENEFIT) FOR INCOME TAXES	19,379	(7,527)	33,467	1,564
NET INCOME (LOSS)	$61,994	$(25,715)	$97,894	$4,273

BASIC EARNINGS (LOSS) PER SHARE	$1.23	$(0.51)	$1.95	$0.09
DILUTED EARNINGS (LOSS) PER SHARE	$1.22	$(0.51)	$1.93	$0.08

Weighted average common shares:
Basic	50,346	50,140	50,316	50,208
Diluted	50,725	50,140	50,727	50,357

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
Cash and marketable securities	$955,675	$825,908
Other current assets	175,158	156,894
Total current assets	1,130,833	982,802

Property and equipment, net	5,194,282	5,330,423
Deposits on aircraft	90,044	31,625
Other long-term assets	576,604	542,772
Total assets	$6,991,763	$6,887,622

Current portion, long-term debt	$360,968	$402,158
Other current liabilities	748,390	539,564
Total current liabilities	1,109,358	941,722

Long-term debt, net of current maturities	2,652,262	2,801,538
Other long-term liabilities	981,238	1,004,817
Stockholders' equity	2,248,905	2,139,545
Total liabilities and stockholders' equity	$6,991,763	$6,887,622

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service by aircraft type:

	June 30, 2021	December 31, 2020	June 30, 2020
E175 aircraft	193	193	189
CRJ900 aircraft	40	39	43
CRJ700 aircraft	104	90	86
CRJ200 aircraft	141	130	153
Total aircraft in service	478	452	471

As of June 30, 2021, SkyWest leased 34 CRJ700s and five CRJ900s to third parties (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended June 30,				For the six months ended June 30,
Block hours by aircraft type:	2021	2020	% Change		2021	2020	% Change
E175s	149,226	61,455	142.8%		277,724	194,134	43.1%
CRJ900s	29,713	3,433	765.5%		53,719	32,353	66.0%
CRJ700s	73,380	30,666	139.3%		136,475	98,740	38.2%
CRJ200s	71,726	30,472	135.4%		132,309	158,022	(16.3)%
Total block hours	324,045	126,026	157.1%		600,227	483,249	24.2%

Departures	185,498	80,755	129.7%		340,392	290,038	17.4%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	99.5%	99.7%	(0.2)	pts	98.5%	96.4%	2.1	pts
Passengers carried	9,301,873	1,802,327	416.1%		15,010,462	10,666,833	40.7%
Passenger load factor	76.4%	34.4%	42.0	pts	67.6%	58.0%	9.6	pts
Average trip length	533	487	9.4%		536	492	8.9%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.